Exhibit (a)(5)(B)

Gran Tierra Energy Inc. Announces Results of Offer to Purchase all of its Issued and Outstanding 5.00% Convertible Senior Notes due 2021

CALGARY, Alberta, July 12, 2019, Gran Tierra Energy Inc. (“Gran Tierra” or the “Company”) (NYSE American: GTE)(TSX:GTE)(LSE:GTE) today announced the final results of its previously announced issuer bid (the “Offer”) to purchase for cancellation all of the issued and outstanding 5.00% Convertible Senior Notes due 2021 (being US$115 million aggregate principal amount) of Gran Tierra (the “Convertible Notes”), which expired at 2:00 p.m. (Calgary time) on July 12, 2019.

An aggregate of US$114,997,000 principal amount of Convertible Notes was deposited under the Offer. The Company has taken up and accepted for purchase and cancellation all such deposited Convertible Notes at a purchase price of US$1,075 in cash (subject to applicable withholding taxes, if any) per US$1,000 principal amount of Convertible Notes, plus a cash payment in respect of all accrued and unpaid interest on such Convertible Notes up to and including July 11, 2019. Payment to the depositary, Computershare Investor Services Inc., for such Convertible Notes taken up and cancelled by the Company under the Offer will be made promptly and in accordance with the terms and conditions of the Offer as detailed in the formal offer to purchase, the accompanying issuer bid circular and the related letter of transmittal.

About Gran Tierra Energy Inc.

Gran Tierra Energy Inc., together with its subsidiaries, is an independent international energy company focused on oil and natural gas exploration and production in Colombia and Ecuador. The Company is focused on its existing portfolio of assets in Colombia and Ecuador and will pursue new growth opportunities throughout Colombia and Ecuador, leveraging its financial strength. The Company’s shares of common stock trade on the NYSE American, the Toronto Stock Exchange and the London Stock Exchange under the ticker symbol GTE. Additional information concerning Gran Tierra is available at www.grantierra.com. Information on the Company’s website does not constitute a part of this press release.

Gran Tierra’s filings with the U.S. Securities and Exchange Commission (the “SEC”) are available on the SEC website at www.sec.gov and on SEDAR at www.sedar.com and UK regulatory filings are available on the National Storage Mechanism website at www.morningstar.co.uk/uk/nsm.

Forward-Looking Statements and Advisories

This press release contains statements about future events that constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and forward looking information within the meaning of applicable Canadian securities laws (collectively, “forward-looking statements”). Such forward-looking statements include, but are not limited to, statements with respect to the timing of the payment for the Convertible Notes taken up under the Offer.

The forward-looking statements contained in this press release are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements, including, among others: unexpected changes in general market and economic conditions. Accordingly, readers should not place undue reliance on the forward-looking statements contained herein. Further information on potential factors that could affect Gran Tierra are included in risks detailed from time to time in Gran Tierra’s reports filed with the SEC, including, without limitation, under the caption “Risk Factors” in Gran Tierra’s Annual Report on Form 10-K filed February 27, 2019 and its subsequent Quarterly Reports on Form 10-Q. These filings are available on a website maintained by the SEC at www.sec.gov and on SEDAR at www.sedar.com.

All forward-looking statements are made as of the date of this press release and the fact that this press release remains available does not constitute a representation by Gran Tierra that Gran Tierra believes these forward-looking statements continue to be true as of any subsequent date. Actual results may vary materially from the expected results expressed in forward-looking statements. Gran Tierra disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities laws. Gran Tierra’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact Information:

For investor and media inquiries please contact:

Gary Guidry, Chief Executive Officer

Ryan Ellson, Executive Vice President & Chief Financial Officer

Rodger Trimble, Vice President, Investor Relations

+1-403-265-3221

info@grantierra.com